April 28, 2014

Madison Funds
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by Madison Funds, a Delaware statutory trust with transferable shares (the “Trust”) established under a Declaration of Trust dated May 16, 1997, as amended by an Amended and Restated Declaration of Trust dated September 23, 2013 (collectively, the “Declaration”), for our opinion with respect to certain matters relating to the Madison Hansberger International Growth Fund (the “Acquiring Fund”), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of International Growth Fund (the “Acquired Fund”), a series of Hansberger International Series, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization and Liquidation, the form of which is included in the Form N-14 Registration Statement (the "Plan").
We have, as special counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and certificates or comparable documents of public officials and of officers and representatives of the Trust, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.
Based upon the foregoing, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.
We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

{W0267935; 2}